Exhibit (h)(8)

BOARD RESOLUTIONS REGARDING EXPENSE LIMITATION ARRANGEMENTS

In connection with the agreement by Legg Mason Partners Fund Advisor, LLC to waive fees and/or reimburse operating expenses of the funds to the amounts presented to and described to the Board of Trustees (as summarized below), the following resolutions were duly adopted by the Board of Trustees of the Registrant and have not been modified or rescinded:

FUND EXPENSE CAP ARRANGEMENTS

RESOLVED:	With respect to the Trust, on behalf of each applicable Fund of the Trust, that the waiver of fees and/or reimbursement, as applicable, of operating expenses to the extent necessary to limit total operating expenses (other than the exceptions disclosed in the Summary Prospectus, the Prospectus and the Statement of Additional Information for a Fund) to the amounts as presented to and described at this meeting, subject to recapture terms as presented to and described at this meeting and in such Summary Prospectus, the Prospectus and the Statement of Additional Information, are hereby approved; and further

RESOLVED:	That the officers of the Trust, acting singly or jointly, are hereby authorized, empowered and directed to update the Summary Prospectus, the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as such officers may deem appropriate; and further

RESOLVED:	That the officers of the Trust, acting singly or jointly, are hereby authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as such officers shall approve in their reasonable discretion, in each case as conclusively evidenced by their actions or signatures.

LEGG MASON PARTNERS INSTITUTIONAL TRUST

Money Market Funds:

Fund Name	Share Class	Cap Level	Expiration Date
Western Asset Institutional Liquid Reserves*	Administrative	0.40	12/31/20
	Institutional	0.18	12/31/20
	Investor [1]	0.23	12/31/20
Western Asset Institutional U.S. Treasury Reserves*	Administrative	0.40	12/31/20
	Institutional	0.18	12/31/20
	Investor [1]	0.23	12/31/20
Western Asset Select Tax Free Reserves*	Administrative	0.40	12/31/20
	Select	0.18	12/31/20
	Investor [1]	0.23	12/31/20
Western Asset Institutional Government Reserves*	Administrative	0.40	12/31/20
	Institutional	0.18	12/31/20
	Investor [1]	0.23	12/31/20
	L	0.30	12/31/20
Western Asset Institutional US Treasury Obligations Money Market Fund*	Administrative	0.40	12/31/20
	Institutional	0.18	12/31/20
	Investor [1]	0.23	12/31/20

Taxable Fixed Income Funds:

Fund Name	Share Class	Cap Level	Expiration Date
Legg Mason Western Asset SMASh Series M Fund*	Single	0.00	12/31/21
Legg Mason Western Asset SMASh Series C Fund*	Single	0.00	12/31/21
Legg Mason Western Asset SMASh Series EC Fund*	Single	0.00	12/31/21
Legg Mason Western Asset SMASh Series TF Fund*	Single	0.00	12/31/21

*

Standard – The expense cap arrangements stated for the fund do not include the following expenses that may be incurred by the fund: interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses.

[1]

Investor Shares may pay a fee of up to 0.10% of average daily net assets pursuant to the Fund’s Rule 12b-1 plan. However, the Board has determined that, until December 31, 2020, such payments shall not exceed 0.05% of average daily net assets attributable to Investor Shares. This arrangement cannot be terminated prior to December 31, 2020 without the Board of Trustees’ consent.

[2]

Pursuant to the fee reimbursement agreement, LMPFA agrees to reimburse the SMASh Funds for 100% of the SMASh Funds’ operating expenses, other than interest, brokerage, taxes and extraordinary expenses for the period noted.

The expense cap arrangements will continue for the applicable Fund until the date specified above, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and that this arrangement may be terminated at any time after such date by LMPFA. The expense cap arrangement is subject to the following: that the arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or Fund at any time; that LMPFA is permitted to recapture amounts waived or reimbursed to the Fund within the fiscal year in which

LMPFA earned the fee or incurred the expense if the Fund’s total annual operating expenses have fallen to a level below the limit described above; and that in no case will LMPFA recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the limit described above or any other limit then in effect.